Exhibit 10.31.1

DEED OF LEASE

This Deed of Lease (hereafter the “Deed”) is made and executed on the 10th day of January 2006 at Bangalore by Mr. ARUN H. DESAI aged about 73 years whose permanent residence is at Flat No. 207, Four Seasons, 2nd Floor, 16, Brunton Road, Bangalore – 560 025 and who is presently residing at 33, Balmoral Road, #18-02 Balmoral Gate, Singapore 259811, hereinafter called the LESSOR (which term where the context so admits, shall be deemed to mean and include all his heirs, legal representatives, executors, administrators and assigns) of the One Part.

In favour of SYNPLICITY SOFTWARE INDIA PRIVATE LIMITED, a company incorporated under the provisions of the Companies Act, 1956 and having its registered office at Unit 2, 3rd Floor, Innovator, ITPL, Whitefield Road, Bangalore – 560 066 and represented herein by Dr. Ananda, Managing Director, hereinafter called the LESSEE (which term where the context so admits, shall be deemed to mean and include all its heirs, legal representatives, executors, administrators and assigns) of the Other Part.

Whereas the Lessor is the sole and absolute owner of all the piece and parcel of the immovable property being an office premises on 11th floor, Unit No.1111, East Wing, Raheja Towers situated at Mahatma Gandhi Road, Bangalore – 560 001 which is more particularly mentioned and described in the schedule appearing hereunder and hereinafter referred to as “Schedule Property” together with the fittings and accessories described hereunder in the Schedule.

And whereas the Lessor has been in possession, occupation and enjoyment of the Schedule Property right from the date of acquisition, and having decided to lease the Schedule Property offered the same to the Lessee, and pursuant to a “Deed of Lease” dated 16 October 2003, registered as Document No. 3494/2003-04, (hereafter “the prior Deed”) the Lessor inducted the Lessee as a lessee of the Schedule Property.

And whereas the prior Deed expired by efflux of time, and therefore the Parties executed a supplementary agreement to renew the lease from 16 October 2005 for a period of two years, agreeing therein to execute a registered lease deed when the Lessor came to India.

And now whereas with the Lessor presently in India, the Parties have agreed to execute this fresh Deed of Lease renewing the prior Deed.

NOW THIS DEED SHALL WITNESSETH:

1.	Grant of Lease and Purpose: In consideration of the rents reserved herein and subject to the terms and conditions contained herein, the Lessor does hereby grant to the Lessee and the Lessee hereby accepts the Lease of the Schedule Property together with all rights and easements, for the term herein fixed and upon the conditions and covenants hereinafter contained. The Lease has been granted to the Lessee to enable the Lessee to carry on its business and operations related to the development, sale and marketing of software.

2.	Continued Possession: The Lessee was put in possession of the Schedule Property under the prior Deed and shall be entitled to continue in quiet and peaceful possession of the same in terms of this Deed. All the keys to the Schedule Property have been handed over to the Lessee and the Lessor does not have any set of the same.

3.	Rent and Security Deposit:

(a)	The tenancy shall be that of English Calendar month and the monthly rent payable by the Lessee to the Lessor in respect of the Schedule Property shall be Rs. 59,400/- (Rupees fifty nine thousand and four hundred only) @ Rs.45/sq.ft., until 15 October 2006, and Rs.65,340/- (Rupees sixty five thousand three hundred and forty only) @ Rs.45/sq.ft., from 16 October 2006 until 15 October 2007; the rents shall be paid on or before 5th of each calendar month by cheque drawn in favour of the Lessor to his NRO Savings Account No. 000201079511 and Customer ID 503065148, in the names of Mr Arun H. Desai and Mrs Nalini A. Desai, at ICICI Bank, ICICI Towers, 1, Commissariat Road, Bangalore – 560 025, after deduction of tax at source at applicable rates. The Lessee shall issue necessary certificates evidencing deduction of tax at source to the Lessor. The Lessee shall pay the maintenance, electricity and telephone charges in respect of the Schedule Property, as and when it falls due from time to time, on the stipulated date, without any default. If the rent is not paid beyond the 5th of each calendar month the Lessee shall be liable to pay an interest of 10% per annum on the rent.

(b)	At the time of the commencement of the lease under the prior Deed the Lessee had paid the Lessor a sum of Rs.4,00,000/- (Rupees four Lakhs only) as Security Deposit for the Premises bearing Unit No.1111, by cheque dated 16th October 2003 bearing No.364379 and drawn on Scotia Bank, M.G. Road, Bangalore branch (bank). In addition to the said deposit, the Lessee has on this day paid an additional, one-time security deposit of

Rs.1,94,000/- (Rupees one lakh ninety four thousand only) the receipt of which the Lessor hereby acknowledges. The Parties agree that the total security deposit of Rs.5,94,000/- (Rupees five lakhs ninety four thousand only) will remain firm for any subsequent renewals of the lease. The entire security deposit shall be refunded by the Lessor interest free, on expiry of the Lease and on receiving vacant possession of the Schedule Property. The Lessee shall be entitled to interest at the rate of 10% per annum in case of any delay in the repayment of the security deposit. Interest shall be payable from the date on which the same is due till the same is repaid in full.

4.	Term of Lease and Renewal: The Lease shall be for a period of 2 (two) years until (and inclusive of) 15 October 2007, with an option to the Lessee for renewal for such further period by execution of a fresh Deed, with such similar terms and conditions as contained herein. The Lessee shall communicate any request for such renewal to the Lessor in writing. Upon receipt of the Lessee’s intimation to renew the lease under this Deed, and agreeing upon fresh terms, the Lessor shall execute such fresh Deed, unless the Lessor has duly terminated this Deed in accordance with the provisions contained herein prior to the receipt of such intimation. The rents payable upon any renewal will be as mutually agreed prior to such renewal.

5.	Lessor’s Representations and Warranties: The Lessor hereby makes the following representations and warranties to the Lessee recognising and acknowledging that the Lessee has in reliance of these representations and warranties entered into this Deed.

(a)	The Schedule Property and the building in which it is situated has been constructed in accordance with the applicable laws, regulations and bye-laws and in accordance with the plan sanctioned by competent Municipal Authorities and that no notice, show cause or otherwise, has been issued to it till date by any Municipal or other Authorities alleging violation of the applicable building bye-laws;

(b)	All permissions necessary for the occupation and use of the Schedule Property have been obtained and that the same can be legally used and occupied as on date by the Lessee for carrying on its business. If any approval specific to the Lessee’s business is required the Lessor shall co-operate with the Lessee in procuring such approval;

(c)	Permanent electricity, water and sewerage connections have been provided to the Schedule Property. The power currently available and allotted to the Schedule Property is adequate for conducting the operations of the Lessee as on date.

(d)	Subject to what is stated in this Deed, there is no restriction, obligation or liability which prevents the Lessor from (i) executing this Deed (ii) providing the Schedule Property on lease to the Lessee (iii) putting the Lessee in possession of the Schedule Property or which prevents the Lessee from occupying, using and enjoying the same as a Lessee in terms of this Deed.

(e)	The Schedule Property has not been mortgaged to any other person and no other person has any right, title or interest of whatsoever nature in the Schedule Property. There are no other encumbrances, charges, mortgages or other interests or agreements, whether to sell, lease, license or mortgage or dispose of or to create any other interest of whatsoever nature in respect of the Schedule Property.

(f)	There is no existing, threatened or pending litigation in respect of the Schedule Property which in any manner whatsoever affects this lease or the occupation, use and enjoyment of the Schedule Property by the Lessee in terms of this Deed.

(g)	The Lessor has not entered into any agreement or created any interest over the Schedule Property that in any manner whatsoever affects the terms of this Deed or the rights of the Lessee hereunder. In particular no person has any right, title or interest that in any manner whatsoever may affect the lease or the occupation, use and enjoyment thereof by the Lessee in terms of this Deed.

(h)	There is a Raheja Towers Office Space Owners Association (RTOSOA) responsible for the general administration and upkeep of the common areas in the premises of which the Schedule Property is a part. The Lessor represents that he is a member of the said RTOSOA and shall continue to be so as long as he is the owner of the Schedule Property.

6.	Lessee’s Representations and Warranties: The Lessee hereby makes the following representations and warranties to the Lessor recognizing and acknowledging that the Lessor has in reliance of these representations and warranties entered into this Deed:

(a)	The use of the Schedule Property by the Lessee for carrying on its business and operations relating to development, marketing and sale of software, hardware or firmware or for information technology, information technology enabled services and related business is in accordance with the applicable law, rules and regulations.

(b)	The Lessee shall not damage the Schedule Property and shall keep the same in good repair, except for such reasonable wear and tear as may be expected in the normal course.

7.	Indemnity: The Lessor recognizes and acknowledges that the Lessee has agreed to take the Schedule Property on lease only on the strength of the representations made in this Deed and the Lessor agrees to indemnify and hold harmless the Lessee, its employees, officers, directors, representatives, agents, servants and visitors from any and all losses, claims and expenses (including attorney-client expenses), that they may suffer on account of any representations in this Deed being found to be or becoming false, inaccurate or incorrect.

8.	Rights and Obligations of Lessor: The Lessor shall have the following rights and shall discharge the following obligations:

(a)	In the event of the Lessor desiring to transfer, assign, license, charge, mortgage or otherwise encumber the Schedule Property, the Lessor shall, prior to creating such encumbrance or interest, procure and provide to the Lessee an unconditional acknowledgement from the person in whose favour such interest is to be created, that such transferee, assignee, licensee, mortgagee or other person as the case may be shall to the extent applicable be bound by the terms and conditions of the lease, that he, she or it shall not disturb the possession and enjoyment of the Schedule Property by the Lessee and shall comply with the obligations imposed on the Lessor under this Deed. If the Schedule Property is assigned to any person, such person and the Lessor shall jointly and severally be responsible and liable to refund the security deposit of Rs.5,94,000/- (Rupees five lakhs ninety four thousand only) in terms of this Deed.

(b)	The Schedule Property currently has Electric Power Load being supplied by the Bangalore Electric Supply Company through a separate sub-meter. The sub-meter has been installed by the Lessor.

(c)	As back up for the power being provided by the Bangalore Electric Supply Company, the Lessor has also arranged for the installation of a 12 KVA generator in the premises of which the Schedule Property is a part. The Lessor represents that the RTOSOA has obtained necessary approvals / clearances from the appropriate authorities including but not limited to the Karnataka Power Transmission Corporation Limited and the Karnataka State Pollution Control Board for the installation of the aforesaid generator and shall ensure that such approvals are maintained. The Lessor shall ensure that the generator is kept in good order and condition and maintained and serviced from time to time, that adequate supply of fuel is maintained for the same at all times and personnel for operating the same are available by the RTOSOA.

(d)	If the Lessee is of the opinion that any structural repairs must be carried out to the Schedule Property, the Lessee shall inform the Lessor of the nature of such repairs and provide an estimate of the cost thereof. Upon the Lessor’s approval of the same, the Lessee shall carry out any such repairs and deduct the charges incurred for such repairs from the rent payable in the following months or otherwise recover the same from the Lessor. The parties shall be bound in good faith under this clause to act reasonably and responsibly.

(e)	During the term of the lease, the Lessor shall pay all property tax, ground rents, charges or assessments, rates and taxes and outgoings imposed or payable in respect of the Schedule Property (except the electricity charges for the power consumed in the Schedule Property as per the separate sub-meter installed by the Lessor, which the Lessee shall remit to the appropriate authority directly).

(f)	The Lessor or his nominee shall periodically inspect the Schedule Property at reasonable times and carry out such repairs, as may be required. The Lessor shall however give 48 hours of notice in writing to the Lessee of its intention to inspect the Schedule Property and such inspection shall as far as possible be carried out without affecting the Lessee’s business and operations.

(g)	The Lessor shall ensure that Lessor or any other person shall not, under any circumstances, disturb the Lessee’s possession and enjoyment of the Schedule Property.

(h)	The Lessor shall co-operate with the Lessee by executing all necessary documents and doing such acts, deeds and things to enable the Lessee to avail of any governmental concessions or benefits regarding its business and operations at the Schedule Property.

(i)	The Lessor shall ensure that the parking space leased to the Lessee shall not be used by any other person and shall at all times be available for use by the Lessee, its directors, employees, representatives and visitors.

(j)	Without prejudice to the generality of the above, it is specifically understood between the parties that the Lessee shall not, unless expressly set out otherwise, be required or obliged to pay any charges, rates or rents in respect of any of the services that the Lessor is required to render to the Lessee, whether set out in this Deed or otherwise.

(k)	The Lessor shall, at all times, continue to be a member of any association formed by the owners of all units situated in the building of which the Schedule Property is a part, so that upon payment of applicable charges, the Lessee may enjoy the benefits of common areas and other facilities administered and provided by such association.

9.	Rights and Obligations of Lessee:

(I) The Lessee shall have the following rights, which the Lessee shall exercise having due regard to the rules and regulations of the RTOSOA in that behalf:

(a)	The Lessee shall, subject to complying with its obligations under this Deed be entitled to quiet and peaceful possession and enjoyment on a 24/7 basis of the Schedule Property and all easements, rights and advantages appurtenant thereto, including the common areas such as entrances, passageways, elevators, stairways, canteen and the terrace space and parking area forming part of the Schedule Property etc., during the period of the lease, free from any interference, objections, evictions, claims, interruptions and demands whatsoever, by the Lessee or any Government authority or any person claiming through, under or in trust for the Lessor.

(b)	The Lessee will be entitled at its cost to install furniture, fixtures, false ceilings, wooden and other partitions, fittings, machines or equipment of any size, dimension or capacity,

electrical and communication appliances including without limitation electricity generators, air-conditioners, as per its requirements, which does not involve any structural change to the Schedule Property. If any damage is caused to the flooring or the roof during such installation or removal, it shall be the responsibility of the Lessee to cause the same to be repaired at its cost and expenses.

(c)	The Lessee shall be at liberty to do the interior decoration of the Schedule Property as per its requirements from time to time. The Lessee shall also be entitled to make or put up any partitions of temporary nature, install office equipment, air-conditioning, trade fittings and fixtures in the Schedule Property, which will remain the property of the Lessee only. In case of any major alteration, the Lessee shall obtain the written consent of the Lessor, which consent shall not be unreasonably withheld or delayed for an unreasonable time. The Lessee shall be at liberty to remove any or all of such fixtures and fittings installed by it at any time.

Provided however, the Lessee shall have due regard to safety, building bye-laws, aesthetics etc., and on removal of the aforesaid, restore the Schedule Property in good order and condition, normal wear and tear excepted, without causing any damage to the Schedule Property.

(d)	The Lessee will be entitled to carry out minor repairs, additions, alterations and replacements for the day to day functioning of electrical, water supply, sewerage, fittings and fixtures and other amenities in the Schedule Property at its cost. However, in case of major repairs including but not limited to bursting of water and sanitary pipes, cracks and/or repairs in the roof/structure, seepage, etc, it shall be the responsibility of the Lessor to attend to the same. The Lessor shall ensure that they are attended to within twenty-four hours of receiving the Lessee’s written intimation, failing which the Lessee shall be entitled to attend to the same and recover the cost thereof from the Lessor, either by deducting the same from the rent payable to the Lessor or otherwise. The Lessor shall act carefully and reasonably when entering the Schedule Property and ensure that minimal disturbance is caused to the business operations of the Lessee at the time of such access / repairs. The Lessor shall also ensure that the integrity of equipment, machinery and confidential information of the Lessee shall not be affected in any manner.

(e)	If the Lessor fails to pay the taxes, charges, assessments payable by him, or fails to carry out necessary repairs and other work which it has to carry out as provided herein, the Lessee may after due notice in writing to the Lessor, pay, discharge and carry out the same and the Lessee may set off the same from the rent payable to the Lessor under these presents or recover the same otherwise.

(f)	In the event of any damage to the Schedule Property or the premises of which it is a part due to any reason including but not limited to war, civil commotion, fire, accident, acts of terrorism, acts of war, storm, tempest, flood, earthquake or any inevitable accident or any other irresistible force or an act of God causing damage to the Schedule Property or part thereof to an extent that the Lessee cannot be reasonably expected to use or occupy the Schedule Property or part thereof, the Lessor shall attempt to restore the Schedule Property within a period of three months from the occurrence of such damage at its own expense and during which time the lease rent shall remain suspended. Provided that if the Schedule Property is not or cannot be so restored the Lessee may terminate the lease by a week’s notice in writing to the Lessor and thereupon the lease shall stand terminated without prejudice to any claim by either party against the other in respect of any breach that has occurred prior to such termination.

Provided that the Lessee shall also be entitled, at its choice, to continued use and enjoyment of such portion of the Schedule Property that is not affected during the period when the Schedule Property is being repaired. In the event of the Lessee continuing to use and enjoy a portion of the Schedule Property only, the rent payable by the Lessee shall stand abated proportionately till such time that the entire Schedule Property is restored to the Lessee for use and enjoyment in terms hereof.

(g)	It is specifically agreed to between the parties that the Lessee shall be required to formally hand over possession of the Schedule Property to the Lessor on the termination of the Lease of the Schedule Property or a portion thereof. The Lessor shall simultaneously hand over the security deposit of Rs. 5,94,000/- (Rupees Five lakhs ninety four thousand only). The Lessee shall continue to be in possession of the Schedule Property, till such time that the security deposit amount is refunded to the Lessee.

(h)	On the expiry or earlier termination of the lease and at the time of vacating the Schedule Property the Lessee will be entitled to remove and take away, at its option, all or any of its machinery, equipment, fittings, fixtures, etc., as may have been installed or attached or bought in the Schedule Property by the Lessee from time to time, without causing any damage to the Schedule Property, normal wear and tear excepted. Provided that if there is any damage to the Schedule Property, the Lessee shall be bound to cause the same to be repaired.

(i)	The Lessee shall be at liberty to install necessary communication equipment in the Schedule Property at its cost for conducting its business during the tenure of the lease.

(j)	The Lessee may provide such value-added services in the Schedule Property, as it may deem appropriate for the purpose of promoting its business. In this regard the Lessee shall be at liberty to enter into contracts and arrangements with different persons to provide such services. The Lessor shall not be a party to such contract and it shall be the responsibility of the Lessee to ensure that the terms of this Deed are duly complied with. The Lessee agrees that it will not, in any manner whatsoever, part with possession of the Schedule Property during the course of providing such services.

(k)	The Lessee shall be entitled to sublease the Schedule Property to any subsidiary or holding companies or companies under the same management on such terms and conditions as may be deemed fit, so however, that it would continue to be responsible and liable to comply with its obligations hereunder. The Lessee shall keep the Lessor informed in this regard. For the purpose of this sub-clause the expression “companies under the same management” shall be understood as defined in Section 370 of the Companies Act, 1956 as it stood prior to the Companies (Amendment) Act, 1999.

(l)	The Lessee shall be entitled to carry on its operation on a 24/7 basis and shall have access to the Schedule Property on such basis. The transport vehicles and other vehicles shall be permitted ingress and egress from the building in which the Schedule Property is situate accordingly.

(m)	The Lessee shall be entitled to put-up and display a signboard of appropriate dimensions and at the appropriate locations in accordance with any rules commonly prescribed from time to time for all occupants of the building of which the Schedule Property is a part.

(II) The Lessee shall discharge the following obligations:

(a)	The Schedule Property shall be used by the Lessee primarily for development, marketing and sales of software, hardware, firmware or for information technology, information technology enabled services and related business.

(b)	The Schedule Property shall be used/occupied only by the Lessee or its subsidiaries, holding companies, group or sister companies or organisations owned or working under or with the Lessee or working with its subsidiaries, holding companies, group or sister companies, but in all cases the obligations under this Deed shall always be that of the Lessee.

(c)	Except as provided by sub-clause (I)(k) of this clause 9, the Lessee shall not be entitled to sub-let, under-let or assign its rights under this Deed to any person without the prior written consent of the Lessor, which consent shall not be unreasonably withheld or unreasonably delayed. The Schedule Property shall under no circumstances be used as a residence or as a godown, provided that the same may be lawfully used as a customs bonded warehouse.

(d)	The Lessee will pay the electricity charges and generator charges in respect of the Schedule Property (other than the common areas) as per the bills raised by the concerned statutory authority or RTOSOA, as the case may be, in accordance with the meter reading as per the separate sub-meter installed for the Schedule Property.

(e)	The Lessee shall not do or permit to be done in the Schedule Property any act contrary to any law, rule or regulation for the time being in force or which will in any manner disfigure the Schedule Property or diminish its value or damage its interiors.

(f)	The Lessee shall, subject to normal wear and tear, keep the Schedule Property in good and clean condition and shall undertake minor repairs at its own cost and will also be responsible for day-to-day maintenance of the Schedule Property provided that the Lessor shall be fully responsible for carrying out any structural repairs/major repairs at its cost. If any fittings or fixtures are damaged due to the Lessee’s fault, the Lessee shall replace the same.

(g)	The Lessee shall pay promptly all maintenance and other charges payable in common by occupants of other units in the building of which the Schedule Property is a part, to the RTOSOA, formed for the upkeep and welfare of such building.

(h)	The Lessee agrees to observe any regulation lawfully prescribed by the RTOSOA as referred to above in accordance with its bye-laws for all occupants in the building of which the Schedule Property is a part.

10.	Termination:

(a)	Unless terminated in accordance with the terms of this Deed, the lease shall be valid and in effect until and inclusive of 15 October 2007, and subject to the provisions contained in clause 4, shall automatically stand terminated after this date.

(b)	The Lessee shall be entitled to terminate this lease without any cause before the expiry of the said term by giving the Lessor three months’ advance written notice or by paying rent in lieu of notice. The Lessor shall be entitled to terminate this lease without any cause before the expiry of the said term by giving the Lessee six months’ advance written notice.

(c)	In the event of any default by either party (the defaulting party) in complying with its obligations to the other party under this Deed that materially affects the interest or rights of the other party, the other party shall be entitled to issue a notice to the defaulting party setting out the default and requiring the defaulting party to rectify such default or provide a suitable explanation therefore within forty-five days of receipt of such notice, failing which the party suffering on account of such breach shall be entitled to terminate the lease forthwith at the end of the notice period by written intimation to the defaulting party.

(d)	Termination of this Deed shall not affect the rights of the parties that have vested prior to such termination.

(e)	On the termination of this lease for whatever reason, the Lessee shall hand over the Schedule Property to the Lessor simultaneously with the Lessor refunding the security deposit of Rs. 5,94,000/- (Rupees five lakhs ninety four thousand only) together with interest in case of any delay in refunding.

11.	Notices: Any notice to either of the parties herein shall be deemed to be properly served if sent to such party by registered post to the address provided in this Deed above or to such other address as may be designated by the parties and in the case of the Lessee a copy of the notice shall also be sent to the main offices of the Lessee at Unit 2, 3rd Floor, Innovator, ITPL, Whitefield Road, Bangalore – 560 066 and shall be addressed to the Managing Director or to such other address / person as may be notified.

12.	Amendments/Variations: No change, variation or modification of any of the terms and conditions set forth herein shall be valid unless incorporated as an amendment to this Deed, and signed by the duly authorized representatives of both the parties and duly registered.

13.	Arbitration and Jurisdiction: In case of any dispute between the parties arising out of, in respect of or in any manner concerning this Deed, or the possession or enjoyment of the Schedule Property by the Lessee, or the lease of the Schedule Property, which cannot be amicably settled by the parties by mutual discussions, such disputes shall be referred to arbitration by a sole arbitrator to be mutually appointed by the parties in accordance with the provisions of Arbitration and Conciliation Act 1996 or any modifications or re-enactments thereof. The law governing the arbitration proceedings shall be Indian Law and the proceedings shall be held at Bangalore and conducted in the English language. Subject to the above, any action for obtaining any injunctive orders shall be subject to the exclusive jurisdiction of the courts in Bangalore City.

14.	Expenses of this Deed and possession thereof: The parties shall respectively bear and pay the respective charges for the solicitors engaged by them and pertaining to this Deed. This Deed shall be executed in two counterparts. The Lessee shall retain the original and the Lessor the duplicate. The stamp duties and registration charges in respect of this Deed shall be borne by the Lessee. The Lessor shall assist the Lessee in the registration of this Deed.

15.	Miscellaneous:

(a)	Headings: The headings used herein are inserted only as a matter of convenience and for reference and will not affect the construction or interpretation of this Deed.

(b)	Severability: If any provision of this Deed is held to be unenforceable, illegal or void, all other provisions will nevertheless continue in full force and effect. The parties will nevertheless be bound to negotiate and settle a further provision to this Deed, which comes as close to the original provision and which is enforceable, legal and valid.

(c)	No Waiver: All the original rights of the parties under this Deed will remain in full force and effect notwithstanding the failure of either party to insist upon the strict performance of this Deed by the other party. Any neglect or forbearance or delay in enforcement of any right hereof will not be construed as a waiver of the same and both the parties will, at any time thereafter be entitled to call upon the other party to comply strictly with the provisions hereof, whether for the same or for a subsequent default.

(d)	Entire Agreement: This instrument constitutes the entire agreement between the parties as to the subject matter hereof and supersedes all previous agreements or understandings, if any, with respect thereto.

SCHEDULE

All that piece and parcel of the immovable property bearing Unit No.1111, 11th Floor, Raheja Towers, East Wing, situated at 26/27, Mahatma Gandhi Road, Bangalore – 560 001, measuring 1320 sq. ft of super built area with one covered car park.

Following is an inventory of Lessor’s assets in the above property that have been left behind by the Lessor for the Lessee’s use during the term of the lease. The Lessee shall, upon expiry of the term of the lease or earlier termination, leave behind the same in an “as is, where is” condition, subject however to the condition that the Lessee shall not cause any damage to the same, except for reasonable wear and tear.

Item Nos.	Description
1–4	Two executive tables, including one with glass top (both with drawers) and a side table for each table

5-12	Eight chairs (all of Featherlite make) including two executive chairs and six visitor/conference room chairs

13-14	Two wooden reception chairs with upholstery

15	One center table

16	One Godrej refrigerator

17	One aquaguard

18	One UPS

19-21	Three telephone lines

22-26	Five sets of venetian blinds

27	One 5-tonne A/c plant

28-37	Ten paintings/prints including a ‘Ganesha’ oil on canvas

38	Wall Cabinet

IN WITNESS WHEREOF, the parties to this Deed have affixed their signatures on the day, month, and year hereinabove first mentioned in the presence of witnesses attesting hereunder:

/s/ Arun H. Desai
“LESSOR”

/s/ H.V. Ananda
“LESSEE”

WITNESSES:

1.	/s/ B. Narayana Purov
Doorani Nagar Post Whitefield Road, Bangalore 560016

2.	/s/ A. Murugan
A. Murugan No 1647 40th Cross Street 18th Main Road T Block BL-11